Exhibit 99.1

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C O R P O R A T E  P A R T I C I P A N T S

Joe Bennett Tidewater Inc. - EVP and CIRO

Larry Rigdon Tidewater Inc. - President and CEO

Quinn Fanning Tidewater Inc. - EVP and CFO

C O N F E R E N C E  C A L L  P A R T I C I P A N T S

Turner Holm Clarksons Platou Securities - Analyst

P R E S E N T A T I O N

Operator

Welcome to the Tidewater report results for the three months ended September 30, 2017. My name is Nicole and I will be your operator for today's call. (Operator Instructions) Please note that this conference is being recorded.

I will now turn the call over to Joe Bennett. Please go ahead.

Joe Bennett - Tidewater Inc. - EVP and CIRO

Thank you, Nicole. Good morning, everyone, and welcome to Tidewater's earnings conference call for the period ended September 30, 2017. I am Joe Bennett, Tidewater's Executive Vice President and Chief Investor Relations Officer and I would like to thank you for your interest in Tidewater.

With me this morning on the call are our President and CEO Larry Rigdon; Quinn Fanning, our Executive Vice President and CFO; Jeff Gorski our Executive Vice President and Chief Operating Officer; and Bruce Lundstrom, our Executive Vice President, General Counsel and Secretary.

As you are probably aware, much has occurred at Tidewater during this quarter that we are reporting on, but we will follow our usual conference call format. Following a few formalities, I will turn the call over to Larry for his initial comments, to be followed by Quinn's financial review. Larry will then provide some final wrap-up comments, and we will then open the call for your questions.

During today's conference call, we may make certain comments that are forward-looking and not statements of historical fact. I know that you understand that there are risks, uncertainties and other factors that may cause the Company's actual future performance to be materially different from that stated or implied by any comment that we may make during today's conference call.

Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements may be found in the risk factors section of Tidewater's most recent Form 10-K.

With that, I will turn the call over to Larry.

Larry Rigdon - Tidewater Inc. - President and CEO

Thank you, Joe. Good morning to everyone. Thank you for joining the Tidewater call. I am back at Tidewater after more than 15 years, and I see many changes and many things that are unchanged. I have had the pleasure of renewing acquaintances with many fine people that are still here and contributing to Tidewater.

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In addition, I have already determined that Tidewater is still populated with many talented people that know and have a passion for the offshore marine support industry and for this Company. I am also glad to know that Tidewater still has a competitive advantage over many of our competitors due to our long-standing infrastructure and shore-based support in the major offshore oil and gas areas around the globe.

Unfortunately, the business environment that we operate in today continues to be very challenging and I do not see any indication that we can see a marked improvement soon. I will admit that oil and gas prices have improved recently, but it will take a long time for improved product pricing to evolve into additional capital spending by our customers in the offshore markets.

Even with an improvement in future capital spending offshore, the offshore marine support industry has a very large oversupply of ships of almost every type that will have to be put back to work or retired before we see a rebalancing of the market and sustained increases in OSV day rates.

Due to the poor market conditions, my immediate goal during my time at Tidewater's helm is to rationalize the shore-based support and meaningfully reduce costs in all areas of our business, thereby preserving the Company's current strong liquidity position.

An important process to reduce costs will be getting all the seats of the Tidewater bus filled with the right personnel. Of course, buses come in many different sizes and we need to determine just how large a Tidewater bus we are going to need going forward.

Currently, Tidewater's active fleet is approximately 150 ships. We will need to make a number of decisions based on how long we believe it will take for the offshore market to improve and thereby justify the reactivation of the currently stacked vessels.

Cost reductions, downsizing, and consolidation is never pleasant. Fortunately, or unfortunately, I am among a small group of industry veterans that remembers the pain of the depression that the OSV industry suffered through from 1982 to 1993. I am certainly not predicting a downturn lasting as long as that last great industry depression, but my best judgment is that we are still facing a couple more years before we begin to see considerably better times for our industry.

With this timeframe in mind, my charge is to leave the next leader of Tidewater with a company that is better positioned for sustained profitability and future growth. Nevertheless, while we reduce costs, we are not going to sacrifice in any way our long-standing commitment to safe and efficient operations or our compliance with all laws and regulations, but we must be sure that we minimize the costs that we incur going forward.

Simply put, I want Tidewater to be the company that is best positioned to be a consolidator. During my career, I have been a consolidator. I have also been consolidated more than once. I am telling everyone at Tidewater that it is much better to be the consolidator.

Therefore, Tidewater must be among the lowest cost operators in this industry to ensure that we can be a serious consolidator when the right opportunities present themselves.

Now, I will turn the call to Quinn Fanning to cover our financial performance for this quarter. Quinn?

Quinn Fanning - Tidewater Inc. - EVP and CFO

Thank you, Larry.

Good morning, everyone. As you know, we issued our earnings press release after the market closed yesterday. We plan to file our quarterly report on Form 10-Q through the EDGAR filing service later today.

As was highlighted in our earnings press release and will be more fully explained in the company's September 30 Form 10-Q, upon emergence on July 31, 2017, from a court supervised restructuring, the company adopted fresh start accounting and will report its financial position and results of operations through July 31 as Predecessor activities. We will report our financial position and results of operations subsequent to July 31 as Successor activities.

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As previously disclosed, also note that our Board approved changing the company's fiscal year-end from a fiscal year ending March 31 to a fiscal year ending December 31. As a result, we will file a transition report on Form 10-K for the period from April 1, 2017, to December 31, 2017.

I also call your attention to the financial tables included with last evening's earnings press release. Financial results, balance sheet data, and select operating statistics are presented covering five quarters (or equivalent periods), straddling both Predecessor and Successor activities.

Similarly, operating and financial detail is presented by asset class and based on our three geography-based reporting segments. We have also included Consolidated EBITDA as a non-GAAP performance and liquidity measure as well as reconciliations to the most directly comparable GAAP financial measures. We hope investors and analysts will find the additional information both well organized and helpful to your better understanding of Tidewater and its results on a stand-alone basis and relative to other comparable companies.

With that context, we reported a net loss for the period from August 1 through September 30, 2017 of $15.7 million, or $0.81 per common share. The net loss includes $1.9 million, or $0.10 per share after-tax of reorganization items.

Also note that the per share results for the Successor period reflect 19.4 million weighted average shares outstanding, and does not give effect to15.5 million warrants outstanding at 9/30, including 9 million Jones Act-related Creditor Warrants, which have a penny exercise price.

Vessel revenue and vessel operating margin for the two-month period ended September 30 was $71 million and $18 million, respectively. In percentage terms, vessel operating margin for the two months ended September 30 was approximately 26%.

For the two-month period ended September 30, consolidated EBITDA was approximately $4.5 million. Consolidated EBITDA excludes restructuring-related professional services costs, but includes $1.2 million of stock-based compensation expense and $1.1 million of vessel operating lease expense related to vessel leases rejected in connection with our Plan of Reorganization.

For the same two-month period, operating activities consumed approximately $18 million of cash. Included in this amount is the just referenced vessel operating lease expense of $1.1 million as well as $1.9 million of reorganization items and an approximate $10 million increase in net working capital, which in turn was primarily driven by decreases in accrued expenses and ordinary course commission payments to the Sonatide joint venture in Angola.

The average number of vessels in our fleet in the two-month post-reorganization period was 249 vessels, which is down 10 vessels from the three-month period ended June 30, 2017, and, in part, reflects our return of 16 leased vessels for which the company terminated its lease agreements, again, in connection with the Plan of Reorganization.

On average, 146 vessels of those 249 owned and operated vessels were active in the two-month post-reorganization period. Post-reorganization utilization of the active fleet was 78.5%. Average day rates for the period were approximately $10,100.

Without differentiating between Predecessor and Successor activities, the number of active vessels, utilization of the active fleet and average day rates have been relatively stable over the last couple of quarters, so I will just refer you to the tables that were included in our press release for detail by asset class and geo-market.

Before I turn it back to Larry, I would like to cover three items:

First, I will summarize the reorganization and fresh start accounting adjustments and the effects of such adjustments on the company's post-reorganization balance sheet.

Second, I will touch on costs and, more broadly, the company's post-reorganization fixed charge burden.

Finally, I will offer some color on Tidewater's post-reorganization leverage and liquidity position.

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In regards to the Successor balance sheet that was included in the press release and will be included in our Form 10-Q filing, our starting point was the $1.05 billion mid-point of the enterprise value range that was included in the disclosure statement made a part of the Plan of Reorganization. Equity value as of the date our Plan became effective was determined to be $1.06 billion and primarily reflected approximately $7 million of negative net debt after taking into account both approximately $102 million still payable to holders of General Unsecured Claims at July 31 and post-reorganization debt of approximately $441 million. In aggregate, such debt was valued at approximately 102% of par, or approximately $452 million. Liabilities subject to compromise were eliminated as a restructuring adjustment.

Most noteworthy among the "fresh start" accounting adjustments are adjustments to the carrying value of our vessel fleet and other long-term assets, which as of July 31 reflect fair value adjustments to be logically consistent with the previously referenced $1.05 billion enterprise value. Other assets, including cash, accounts receivable and inventory, and liabilities unrelated to impaired creditors were also valued at fair value, which in most cases was at, or very close to, historical carrying values.

In regards to our vessel fleet, at September 30, 2017, our 143 owned vessels in active service are, in aggregate, carried on our balance sheet at approximately $634 million, or, on average, approximately $4.4 million per vessel. At September 30, our 89 owned stacked vessels are, in aggregate, carried on our balance sheet at approximately $203 million, or, on average, approximately $2.2 million per vessel.

As additional data points, I will further note that, on average, the carrying value of our 43 deepwater PSVs with cargo carrying capacities above 3,800 deadweight tons is approximately $8.6 million per vessel. Twenty-five of those 43 vessels are less than five years old and have an average carrying value of approximately $9.4 million.

Similarly, on average, the carrying value of our 79 5,500 to 10,000 brake horsepower anchor-handling towing supply vessels is approximately $2.1 million. Fifdty-one of those 79 vessels are less than 10 years old and have an average carrying value of $2.6 million.

In regards to costs, general and administrative expenses, excluding restructuring-related professional services costs, for the period from July 1 through September 30, which includes Predecessor activity through July 31 and Successor activity since July 31, was approximately $25 million, or down nearly 50% from a quarterly peak that was reached in 2014. Tax expense, which primarily reflects revenue-based taxes in our Africa operations, is running approximately $5 million to $6 million per quarter. Post-reorganization quarterly interest expense is expected to be approximately $8 million per quarter. Vessel operating lease expense associated with 16 leases that were rejected in connection with our Plan of Reorganization is behind us at this point.

Taken together, our fixed charge burden (i.e., G&A, taxes, and interest expense) is running $38 million to $40 million per quarter, or somewhat less than $160 million annualized. The relationship between this fixed charge burden and vessel operating margin -- which again was $18 million in the period from August 1 through September 30 or approximately $110 million annualized -- is one that we pay close attention to as we think about "cash burn," the need for further rationalization of costs and the preservation of our currently strong relative financial position.

In regards to leverage and liquidity, as previously noted, Tidewater completed its financial restructuring with essentially zero net debt. At September 30, the company had approximately $460 million of unrestricted cash and approximately $14.8 million in amounts due to holders of unsecured claims pending the resolution of one remaining claim related to our rejected sale/lease transactions.

Remaining CapEx on construction in process is less than $10 million, all of which relates to two vessels that are the subject of an arbitration proceeding here in the United States. As is disclosed in our Form 10-Q that will be filed later today, subsequent to September 30, the parties have engaged in settlement negotiations to resolve all outstanding disputes related to these two vessels.

Scheduled debt payments are a bit more than $1 million per quarter through 2018, increasing to approximately $2.5 million per quarter in 2019.

The $350 million of senior secured notes issued in connection with our Plan of Reorganization will mature on August 1, 2022. These notes have no scheduled maturities before 2022, but do require the company to make formula-based offers to redeem portions of such notes based on our realization of proceeds from asset sales.

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As I have noted on previous earnings conference calls, our near- to intermediate-term goal is to "live within our means" and therefore preserve liquidity and position the company for a future upturn in offshore activity. To the extent customer demand and available day rates support the future reactivation and re-provisioning of currently idle equipment, we believe our fleet, our global operating footprint and, importantly, our ability to fund the significant cost of returning vessels to service will all prove to be positive points of differentiation for Tidewater, both with customers and with investors.

With that, I will turn the call back over to Larry.

Larry Rigdon - Tidewater Inc. - President and CEO

Thank you, Quinn. I have personally found the fresh start accounting and associated disclosures that are reflected in our earnings press release and Form 10-Q to be very interesting, but a somewhat challenging process to understand and fully appreciate.

In simple terms, with assistance from a number of valuation consultants, the company re-valued its assets and liabilities in a manner that is consistent with the aggregate enterprise value referenced in the disclosure statement that was part of the court-supervised reorganization process.

In estimating the fair value of vessels and related equipment, the company used a combination of methods, including discounted cash flow analyses, secondhand market values, and vessel-specific liquidation value analyses. Additional details regarding this process is more fully discussed in our Form 10-Q that as Quinn said we expect to be filed later today.

The point that I want to make here is that the post-restructuring carrying value of the Tidewater fleet and of the individual ships that comprise the Tidewater fleet is substantially below such vessels' original costs. And in many cases is substantially below both replacement values and the values typically quoted by ship brokers.

I suspect when we provide more detail on the carrying values of the vessels in our fleet, many stakeholders in the OSV industry, including offshore-focused financial institutions, will realize that the fair market value of similar ships will be far below the par value of the loans that are secured by those ships. Whether this rationalization changes the current approach of financial institutions in regard to debt restructuring will be very interesting to observe.

In my view, the current amend-and-pretend approach that is being taken by many financial institutions is actually an impediment to a sustained recovery in the OSV business because it results in a significant oversupply of vessels being marketed in a still depressed market. As a result, absent a significant supply rationalization, charter rates will continue to languish at or around cash flow breakeven until the oversupply of vessels is absorbed through a demand recovery.

These are certainly interesting times in the offshore marine support industry. I will leave you with a reiteration of what I stated in our earnings press release. And that is Tidewater's young, modern fleet, global operating footprint, low leverage and ample liquidity positions the company well to withstand the continued industry headwinds.

Our continued emphasis on further cost reductions will assist us in achieving our near-term goals of cash breakeven. Our ultimate goals are to return the company to sustained profitability and to be positioned for the eventual recovery that will come in the offshore energy industry.

Nicole, we can now open the lines for questions.

Q U E S T I O N S  A N D  A N S W E R S

Operator

(Operator Instructions) Turner Holm, Clarkson Platou.

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Turner Holm - Clarksons Platou Securities - Analyst

Good morning, gentlemen.

Quinn Fanning: Hello Turner.

So Larry, I'd just like to follow up on some of your prepared remarks. And first, I think you made it abundantly clear that cost-cutting is going to be your main priority.

And so I'm curious how meaningful you think further cost reductions can be. Is the goal just to get back to cash breakeven relative to the fixed charge burden that Quinn went through? Or do you think that even in this environment you might be able to do a little bit better than that?

Larry Rigdon - Tidewater Inc. - President and CEO

Well, Turner, I would hope that we could do better than that. But that would be, in all honesty, a great challenge. I think we can definitely make a significant reduction in costs, but it would be really nice to see the market improve to some extent by possibly having some of the financial institutions pull some ships off the market to help us get back to balance a little sooner.

I have only been here since the middle of October and I cannot tell you that I have identified all the places we can cut. But, we have certainly identified some meaningful reductions. And by the time we have the next quarterly call, I think I will be in a much better position to be more responsive to your question, if that is acceptable to you.

Turner Holm - Clarksons Platou Securities - Analyst

Yes, absolutely. I think it's fair enough, Larry. You talked a little bit also about your experience buying and selling fleets. And you also talked about -- a little bit about ship values and how there's a big discount to replacement costs or newbuild parity or however you want to look at it.

But then you also talked about it likely being a while away from better times for the market. So how would you characterize the fleet expansion or consolidation opportunity you see today?

Larry Rigdon - Tidewater Inc. - President and CEO

Well, we all know that there is a great amount of noise in the marketplace about reorganizations and what those reorganizations may do to open possibilities for consolidation. I would tell you that I am more focused on what we can do to get our own house in order and much less concerned about all of the possible opportunities that may come. I think it is a little early, but we are going to stay about our own knitting first, Turner.

Turner Holm - Clarksons Platou Securities - Analyst

Sure, absolutely. I understand. I will turn it back. Thanks, guys.

Operator

(Operator Instructions) I am showing no further questions at this time.

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Joe Bennett - Tidewater Inc. - EVP and CIRO

All right, Nicole. We will accept that and get back to work. Again, we appreciate everyone's time this morning and your interest in our company. Have a great day. Thank you, Nicole.

Operator

Thank you. Thank you, ladies and gentlemen. This concludes today's conference. Thank you for participating. You may now disconnect.

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